Exhibit 10.1

September 22, 2021

William Febbo

Re:	Third Addendum to the Offer Letter, dated February 25, 2019, as amended, by and between

William Febbo and OptimizeRx Corporation

Dear Will,

On behalf of OptimizeRx Corporation (the “Company”), we are delighted to provide you with this letter agreement (this “Third Addendum”), effective as of September 22, 2021 (the “Agreement Date”) which will update and amend your letter agreement dated February 25, 2019 (the “Offer Letter), as amended on March 10, 2020 and September 24, 2020. This role will continue to report directly to the Board of Directors. You will also continue to serve as a member of the Company’s Board of Directors. The Company is located in Rochester Michigan, but the Company recognizes you live San Juan, Puerto Rico and this role will require extensive travel.

Base Salary. Effective upon signing of this Third Addendum, your annual base salary will increase to $450,000.00 at the gross rate of $18,750.00 per semi-monthly pay period, representing payment for all hours worked (“Base Salary”). Your total compensation, including Base Salary, will be reviewed annually by the Compensation Committee of the Board of Directors and will be adjusted at their discretion.

Bonus. In addition to your Base Salary, you will be eligible to continue participation in the Company’s executive bonus plan subject to its terms and conditions. Your annual target bonus will be One Hundred Percent (100%) of your Base Salary, payable in a lump sum, in the calendar year immediately following the calendar year in which it is earned, and on the date the Company designates for payment of bonuses to its employees. For the avoidance of doubt, you will be eligible for the full target bonus in 2022 for your performance in 2021. To be eligible to receive a bonus payment, you must be employed by the Company, and not under a notice of termination, at the time any bonuses are paid. Whether a bonus is awarded, and in what amount, will be based on revenue goals and EBITDA as determined by the Company, and approved by the Board, on an annual basis.

Equity Grant. The Company will grant you performance-based restricted stock units (“Performance-Based RSUs”) on October 15, 2021 (the “Grant Date”) with an aggregate Grant Date value equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) (this “Equity Grant”), valued based on a Monte Carlo simulated valuation method using the fair market value of the Company common stock on the Nasdaq Stock Market on the Grant Date. The Performance-Based RSUs will be earned over a five-year period commencing on the Grant Date with three (3) stock price milestone goals. The price basis for purposes of calculating the milestone goals will be $65.91 (the average closing price over the prior thirty (30) trading days, looking back from the Agreement Date (August 11, 2021 – September 22, 2021), the “Base Price”)). The three stock price milestone goals will be earned as follows: (i) one-third (1/3) of the Performance-Based RSUs will be earned upon Achievement (as defined below) of a stock price that exceeds the Base Price by fifty percent (50%), or $98.87; (ii) one-third (1/3) of the Performance-Based RSUs will be earned upon Achievement of a stock price that exceeds the Base Price by one hundred percent (100%), or $131.82; and (iii) one-third (1/3) of the Performance-Based RSUs will be earned upon Achievement of a stock price that exceeds the Base Price by one hundred and fifty percent (150%), or $164.78. “Achievement” of each one-third (1/3) applicable stock price milestone shall mean reaching a minimum closing stock price which is greater than or equal to such respective milestone stock price for a period of thirty (30) consecutive trading days (the “Earned Milestone Date”). Each one-third (1/3) portion of the earned Performance-Based RSUs shall vest on the first anniversary of each of the Earned Milestone Dates.

This Equity Grant is expected to be your equity award from the Company for the next five (5) years (in lieu of any additional annual grants). Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may in its sole discretion reconsider any additional grants.

Consistent with the foregoing, the Performance-Based RSUs will be granted to you pursuant to the terms of the 2021 Equity Incentive Plan, as may be amended from time to time, attached hereto as Exhibit A, and the Performance-Based RSU Award Agreement in substantially similar form attached hereto as Exhibit B, and shall be subject to the Company’ Stock Ownership Guidelines, attached hereto as Exhibit C.

Taxes and Other Deductions: Your Base Salary is payable in accordance with the Company’s regular payroll practices and all forms of compensation referred to in this letter agreement, including Base Salary, Bonus and Equity, are subject to reductions to reflect applicable withholding and payroll taxes and other deductions required by law.

Change of Control Benefits: Notwithstanding anything to the contrary in your Offer Letter, as amended, the Equity Grant set forth herein shall be subject to the Change in Control benefits set forth in the 2021 Equity Incentive Plan. All prior equity grants shall be subject to the Change in Control Benefits as set forth in your Offer Letter, as amended on September 24, 2020.

Employee Benefits. In addition to the benefits to which you are eligible under the Offer Letter, as amended, you will continue to be eligible to participate in our flexible Paid Time Off (PTO) policy. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Except as otherwise expressly set forth herein, all other terms of the Offer Letter, as amended, shall remain in full force and effect.

If you have any questions, please do not hesitate to call me to discuss. If this Third Addendum is acceptable, please sign and date below and return one copy of this Third Addendum to the Company.

With best regards,

/s/Doug Baker
Doug Baker
Chief Financial Officer

Acknowledged and agreed:

William J. Febbo
Printed Name:
/s/William J. Febbo	October 15, 2021
Signature:	Date:

2